Beazer Homes Announces $50 Million Term Loan Prepayment
ATLANTA - August 1, 2016 - Beazer Homes USA, Inc. (NYSE: BZH) (the “Company”) announced today that it has prepaid an additional $50 million of its 2-year Secured Term Loan, leaving an outstanding principal balance of $72.5 million and bringing year to date debt reduction to over $121 million. The prepayment of the Term Loan follows the Company’s fiscal third quarter earnings release, in which it announced its intention to accelerate its deleveraging goals. The Company now intends to reduce debt by $150 million in fiscal 2016 and an aggregate of at least $250 million through fiscal 2018.
“We continue to move forward with our balanced growth approach, which includes improving profitability and reducing leverage as we progress toward our “2B-10” goals,” said Robert Salomon, Beazer Homes Chief Financial Officer. Mr. Salomon continued, “This prepayment of the Term Loan allows us to reduce debt and interest expense, eliminate near-term principal payments and accelerate our progress toward an unsecured capital structure.”

About Beazer Homes USA, Inc.
Headquartered in Atlanta, Beazer Homes is a geographically diversified homebuilder with active operations in 13 states within three geographic regions in the United States. The Company’s homes meet or exceed the benchmark for energy-efficient home construction as established by ENERGY STAR® and are designed with Choice Plans to meet the personal preferences and lifestyles of its buyers. In addition, the Company is committed to providing a range of preferred lender choices to facilitate transparent competition between lenders and enhanced customer service. The Company’s active operations are in the following states: Arizona, California Delaware, Florida, Georgia, Indiana, Maryland, Nevada, North Carolina, South Carolina, Tennessee, Texas and Virginia. Beazer Homes is listed on the New York Stock Exchange under the ticker symbol “BZH.”

Beazer Homes USA, Inc.
David I. Goldberg, 770-829-3700
Vice President of Treasury and Investor Relations
investor.relations@beazer.com